Exhibit 2.6
ASSET CONTRIBUTION AGREEMENT
by and among
NGP INCOME CO-INVESTMENT OPPORTUNITIES FUND II, L.P.
and
EAGLE ROCK ENERGY PARTNERS, L.P.
Dated as of July 11, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION	4
1.1 Definitions	4
1.2 Rules of Construction	13

ARTICLE II ACQUISITION AND CONTRIBUTION; CLOSING	14
2.1 Contribution of Assets; Assumption of Liabilities	14
2.2 Issuance of Contributee Units at Closing	14
2.3 Computation of Agreed Value	15
2.4 Escrow Deposit	16
2.5 Determination of Final Agreed Value; Post-Closing Adjustments; and Post-Closing Remittance Obligations	16
2.6 Tax Treatment of Adjustments to Agreed Value and Payments	17
2.7 The Closing	17

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE assets	18
3.1 Litigation	18
3.2 Brokers’ Fees	18
3.3 Defect, Preferential Rights and Consents	19
3.4 No Alienation	19
3.5 Information	19
3.6 Illegal Payments	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO CONTRIBUTOR	19
4.1 Organization of Contributor	19
4.2 Authorization; Enforceability	19
4.3 Taxes	20
4.4 Securities	20

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO CONTRIBUTEE	21
5.1 Organization	21
5.2 Authorization; Enforceability	21
5.3 No Conflict; Consents	22
5.4 Litigation	22
5.5 Brokers’ Fees	22
5.6 Independent Investigation	22

5.7 SEC Filings	23
5.8 Taxes	23

ARTICLE VI COVENANTS	24
6.1 Conduct of Business	24
6.2 Access	24
6.3 Third Party Approvals	26
6.4 Books and Records	26
6.5 Acquisition Proposals	27
6.6 Financial Statements	27
6.7 Representation Letters	27

ARTICLE VII TAX MATTERS	28
7.1 Character and Treatment of Transaction	28
7.2 Post-Closing Tax Covenants	28
7.3 Transfer Taxes	29
7.4 Disputes over Tax Provisions	29
7.5 Limitations on Indemnity	29

ARTICLE VIII CONDITIONS TO closing	29
8.1 Conditions to Obligations of Contributee	29
8.2 Conditions to the Obligations of Contributor	31

ARTICLE IX INDEMNIFICATION	32
9.1 Survival	32
9.2 Indemnification	32
9.3 Limitations on Liability	33
9.4 Procedures	34
9.5 Notice of Claim Dispute	37
9.6 Escrow Account	37
9.7 No Special, Consequential or Punitive Damages	38
9.8 Waiver of Other Representations	38
9.9 Exclusive Remedy and Release	39

ARTICLE X TERMINATION	39
10.1 Termination	39
10.2 Effect of Termination	40

ARTICLE XI MISCELLANEOUS	41
11.1 Notices	41
11.2 Assignment	41
11.3 Rights of Third Parties	42
11.4 Expenses	42
11.5 Counterparts	42
11.6 Entire Agreement	42
11.7 Amendments	42
11.8 Publicity	42
11.9 Severability	42
11.10 Governing Law; Jurisdiction	43
LIST OF EXHIBITS

Exhibit A	Redman Conveyance

Exhibit B	Escrow Agreement

ASSET CONTRIBUTION AGREEMENT
     THIS ASSET CONTRIBUTION AGREEMENT (this “Agreement”), dated as of July 11, 2007, is entered into by and among NGP INCOME CO-INVESTMENT OPPORTUNITIES FUND II, L.P., a Delaware limited partnership (“Contributor”), and EAGLE ROCK ENERGY PARTNERS, L.P., a Delaware limited partnership (“Contributee”).
RECITALS
     WHEREAS, reference is made to that certain Conveyance of Net Profits Overriding Royalty Interest, executed August 4, 2006, from Redman Energy Holdings II, L.P. (“Redman II”) to Contributor, attached hereto as Exhibit A and incorporated by reference herein (the “Redman Conveyance”);
     WHEREAS, the Contributor owns, directly or indirectly, certain assets and properties conveyed to it in the Redman Conveyance (the “Assets”);
     WHEREAS, subject to the terms and conditions of this Agreement, the Contributor desire to transfer and assign to Contributee, and Contributee desires to acquire from the Contributor, the Assets, in exchange for Contributee Units (as defined below);
     WHEREAS, the transfer of the Assets shall be treated as a contribution under Code Section 721(a) as more specifically provided herein;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
          1.1 Definitions. As used herein, the following terms shall have the following meanings:
     “AAA” has the meaning provided such term in Section 9.5.
     “Accountants” has the meaning provided such term in Section 7.4.
     “Acquisition Proposal” has the meaning provided such term in Section 6.5.

     “Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Aggregate Basket Amount” has the meaning provided such term in Section 9.3(a).
     “Agreed Value” has the meaning provided such term in Section 2.3.
     “Agreement” has the meaning provided such term in the preamble to this Agreement.
     “Allocation” has the meaning provided such term in Section 7.1(b).
     “Annex A-1” means Annex A-1 of the Redman Conveyance.
     “Annex A-2” means Annex A-2 of the Redman Conveyance.
     “Arbitrator” has the meaning provided such term in Section 9.5.
     “Arbitrator’s Decision” has the meaning provided such term in Section 9.5.
     “Assets” means, all of the net profits overriding royalty interests conveyed to and held by Contributor from the Redman Conveyance.
     “Assumed Liabilities” has the meaning provided such term in Section 2.1.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Texas and New York and that is not otherwise a federal holiday in the United States.
     “Claim Notice” has the meaning provided such term in Section 9.4(a).
     “Claim Settlement Agreement” has the meaning provided such term in Section 9.4(d).
     “Closing” has the meaning provided such term in Section 2.7.

     “Closing Date” has the meaning provided such term in Section 2.7.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Units” means a common unit of limited partnership of Contributee, which are listed on the NASDAQ Global Market.
     “Consents” has the meaning provided such term in sub-section (k) of the definition of Permitted Liens.
     “Contract” means any legally binding agreement, commitment, lease, license or contract.
     “Contributee” has the meaning provided such term in the preamble to this Agreement.
     “Contributee GP” means Eagle Rock Energy G&P, LLC, a Delaware limited liability company in its capacity as the general partner of Eagle Rock Energy GP, L.P., a Delaware limited partnership, the general partner of Contributee.
     “Contributee Indemnified Parties” has the meaning provided such term in Section 9.2(a).
     “Contributee Units” means the Common Units issued pursuant to Section 2.2 hereof.
     “Contributor Indemnified Parties” has the meaning provided such term in Section 9.2(b).
     “Contributor” has the meaning provided such term in the preamble to this Agreement.
     “Conveyance” has the meaning provided such term in Section 2.7(b)(i) hereof.
     “Data” means all files, records, and documentation including computer tapes, disks, or information on other electronic media of the Contributor pertaining to the Assets, including, without limitation, lease files, land files, well files, division order files, accounting files, legal records (excluding attorney/client privilege documents other than title opinions), production records, marketing records, gas and oil sales contract files, gas processing files, abstracts, title opinions, maps, land surveys, non-confidential logs, engineering data and reports, reserve studies and evaluations, and any geological and/or geophysical data which the Contributor have the right to convey under any applicable licensing agreements.
     “Defect” occurs if Contributor’s interest in the Assets is less than the interest in the

Assets that it acquired in the Redman Conveyance
     “Direct Claim” has the meaning provided such term in Section 9.4(d).
     “Dollars” and “$” mean the lawful currency of the United States.
     “Effective Time” means 12:01 a.m. Central Time, on April 1, 2007.
     “Encumbrance” means any material title defect, mortgage, assignment, pledge, hypothecation, security interest, title or retention agreement, levy, execution, seizure, attachment, garnishment, deemed trust, lien, easement, option, right or claim of others, or charge or encumbrance of any kind whatsoever.
     “Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.
     “Escrow Agent” means Wells Fargo Bank, N.A.
     “Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among the Contributor, Contributee and the Escrow Agent, in substantially the form as set forth in Exhibit B attached hereto, as the same may be amended, modified or waived from time to time.
     “Escrow Deposit” means 57,483 Contributee Units having a deemed value equal to five percent (5%) of the Agreed Value and shall be delivered to the Escrow Account in accordance with Section 2.4.
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
     “Final Agreed Value” has the meaning provided such term in Section 2.5(a).
     “Final Settlement Statement” has the meaning provided such term in Section 2.5(a).
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “Indemnified Party” has the meaning provided such term in Section 9.4(a).

     “Indemnifying Party” has the meaning provided such term in Section 9.4(a).
     “Individual Basket Amount” has the meaning provided such term in Section 9.3(a).
     “IRS” means Internal Revenue Service of the United States.
     “Knowledge” means (a) as to Contributor, the actual knowledge of Tony R. Weber or Christopher Ray; and (b) as to Contributee, the actual knowledge of Joseph A. Mills or Alfredo Garcia. A Person has “actual knowledge” of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent Person in a same or similar position or office would undertake concerning the particular subject matter.
     “Law” means any applicable statute, writ, law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.
     “Lien(s)” means any charges, pledges, options, mortgages, deeds of trust, hypothecations, or security interests.
     “Losses” has the meaning provided such term in Section 9.2(a).
     “Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is adverse to the business, operations (including results of operation), assets, prospects, liabilities or financial condition of such Person in an amount individually or in the aggregate, of $300,000 or more, or (b) that materially impedes the ability of such Person to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from: (i) any change in general economic conditions in the industries or markets in which the Contributor operates; (ii) seasonal reductions in revenues and/or earnings of the Contributor in the ordinary course of its business; (iii) any adverse change, event or effect on the global energy industry as a whole, including those impacting energy prices or the value of Assets; (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law, GAAP or the interpretation thereof; (vi) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; or (vii) matters only to the extent such matters are reflected in the Preliminary Settlement Statement as of the Closing Date.
     “NASDAQ” means The NASDAQ National Stock Market, Inc.
     “Net Profits Interest” has the meaning provided such term in the Redman Conveyance.
     “Notice of Claim Dispute” has the meaning provided such term in Section 9.4(d).
     “Oil and Gas Properties” means all of the oil and gas leases, wells, units, and other property interests described in Annex A-1 and Annex A-2 of the Redman Conveyance (sometimes referred to individually herein as an “Oil and Gas Property”).
     “Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
     “Parties” means Contributor and Contributee.
     “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, right-of-way agreements and similar approvals are not included in the definition of Permits.
     “Permitted Liens” means:
     (a) subject to the Redman Conveyance, terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the contracts, agreements, instruments and other documents which pertain to, relate to or cover the Assets, or create or reserve to the Contributor its interest in the Assets, or to which the interest of the Contributor therein is subject, provided that the same do not reduce the interest in an Asset below that set forth in the Redman Conveyance;
     (b) changes in the interest associated with the Assets or any of them, occurring after the Effective Time from any cause insofar as said changes are either reflected on the Exhibits attached hereto, or are described in the Contracts pertaining to the Assets;
     (c) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines, and other similar rights-of-way, and encroachments, on, over or in respect of any of the Oil and Gas Properties that do not unreasonably or materially interfere with the operation of the Oil and Gas Properties for the exploration and production of hydrocarbons or related operations;
     (d) the terms and conditions of all production sales contracts, transportation agreements, pooling agreements, unitization agreements, operating agreements, processing agreements, and all other contracts, agreements, and instruments related to or utilized in connection with the Oil and Gas Properties, or the production, storage, treatment, transportation, sale or disposal of oil, gas or other hydrocarbons, minerals or substances therefrom that do not operate to reduce the interest in an Asset below that set forth in the Redman Conveyance;
     (e) defects or irregularities arising out of lack of corporate authorization, unless Contributee provides affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Property;
     (f) defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription, unless the defect or irregularity is of such a nature that a reasonably prudent Person would not rely on the passage of time to cure or remedy such defect or irregularity;
     (g) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the oil and gas properties, which obligations are not yet due and pursuant to which Contributor is not in default;
     (h) all approvals required to be obtained from Governmental Authority that are owners of interests in the Oil and Gas Properties (or who administer such interests on behalf of such owners) which are customarily obtained post-Closing;
     (i) all Liens against the Assets and/or the Contributor’ interest in the Assets held by banks or other financial or lending institutions assuming that all such Liens are released at or before Closing;
     (j) Liens for Taxes which are not yet delinquent, or a mechanic’s or materialmen’s Lien (or other similar Lien), or a Lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent, or Liens which will be released at or before Closing;

     (k) requirements applicable to the transaction contemplated hereby for consents to assignment (“Consents”) and preferential rights to purchase (“Preferential Rights”) if, in the case of a Preferential Right, a waiver of such Preferential Right has been obtained or an appropriate tender of the applicable interest has been made to all parties holding such right and, with respect to each such party, either (A) the period of time required for such party to exercise such right has expired without such party exercising such right, or (B) such right has been exercised and the affected portion of the Assets has been excluded from the transactions contemplated hereby, or, in the case of a Consent, the document describing such Consent states that such Consent cannot be unreasonably withheld (or words similar thereto); and
     (l) any other Liens, charges, Encumbrances, Contracts, agreements, instruments, obligations, defects, or irregularities of any kind whatsoever affecting the Assets that individually or in the aggregate are not such as would materially adversely affect the ownership, value, or use of the Assets.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
     “Preferential Rights” has the meaning provided such term in sub-section (k) of the definition of “Permitted Liens.”
     “Preliminary Settlement Statement” has the meaning provided such term in Section 2.3.
     “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
     “Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of material expense.
     “Redman II” means Redman Energy Holdings II, L.P.
     “Redman Conveyance” means that certain Conveyance of Net Profits Overriding Royalty Interest, executed August 4, 2006, from Redman Energy Holdings II, L.P. (“Redman II”) to Contributor and attached hereto as Exhibit A .

     “Regulations” means the Treasury Regulations, including Temporary Regulations, promulgated by the United States Treasury Department under the Code.
     “Representatives” means a Person’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Reports” has the meaning provided such term in Section 5.7.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.
     “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise.
     “Tax Returns” means any report, return, election, document, estimated tax filing,

declaration, claim for refund, extensions, information returns, or other filing with respect to any Taxes provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.
     “Third Party Claim” has the meaning provided such term in Section 9.4(a).
     “United States” means United States of America.
     “Unit Price” means average closing price for Contributee’s Units for the five (5) trading days preceding the execution of this Agreement.
     “WI” means working interest.
          1.2 Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
     (a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
     (b) With respect to Contributor the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the business in a manner consistent with the past practices and customs of Contributor.
     (c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
     (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
     (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II
ACQUISITION AND CONTRIBUTION; CLOSING
          2.1 Contribution of Assets; Assumption of Liabilities. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Contributor shall contribute, assign, transfer and convey to Contributee (or to an entity or entities wholly-owned, directly or indirectly, by Contributee which is or are disregarded for Federal income Tax purposes and to which Contributee shall, prior to Closing, have assigned in writing its rights, but not its obligations, hereunder), and Contributee, or its assignee(s), shall acquire from Contributor, the Assets, free and clear of any Liens other than Permitted Liens, and Contributee, or its assignee(s), shall assume all of the liabilities and obligations associated with the Assets from and after the Effective Time, provided with respect to Contracts it shall be an assumption of all of the liabilities and obligations other than those accruing or arising from a breach or default by the Contributor prior to the Effective Time (the “Assumed Liabilities”).
          2.2 Issuance of Contributee Units at Closing. Subject to Section 2.4, in exchange for the contribution of the Assets and assumption of the Assumed Liabilities, at the Closing, Contributee shall deliver to Contributor the number of Common Units equal to the quotient of (i) the Agreed Value (as computed in accordance with Section 2.3), divided by (ii) the Unit Price (the “Contributee Units”). Notwithstanding the date of delivery of the Contributee Units, Contributor hereby waives any and all rights to receive any distribution by Contributee relating to the three month period ending June 30, 2007, whenever such distribution is declared and regardless of whether Contributor acquires the Contributee Units prior to the setting of any record date with respect to such distribution. The parties hereto agree that such waiver is based on the fact that Contributor will not own any Contributee Units during the three month period ending June 30, 2007 and not the result of any failure of Contributee to fund such distribution to Contributor.

          2.3 Computation of Agreed Value. For purposes of this ARTICLE II and the remainder of this Agreement, “Agreed Value” shall mean $27,500,000.00, increased and decreased as applicable, by the following amounts which shall be set forth on a settlement statement (the “Preliminary Settlement Statement”) prepared by the Contributor and agreed to by the Contributee prior to the Closing. (a) The Agreed Value shall be increased by an amount equal to the sum of the following amounts:
     (i) An amount equal to the costs and expenses that are (1) attributable to the Assets for the period after the Effective Time, whether paid before or after the Effective Time, and (2) paid by Contributor, including, without limitation, bond and insurance premiums paid by or on behalf of Contributor attributable to coverage for obligations or benefits extending beyond the Effective Time up to and including, but not beyond, the Closing Date;
     (ii) An amount equal to the proceeds received by Contributee for the sale of oil, gas or other minerals produced from the Assets before the Effective Time in storage or in pipelines on the Effective Time (excluding such production constituting line-fill in pipelines and such production below the outlet flange on storage tanks) net of all applicable taxes and royalties;
     (iii) The amount of all prepaid ad valorem, property, and similar Taxes and assessments based upon or measured by ownership of the Assets and attributable to periods of time after the Effective Time; and
     (iv) Any other amount agreed upon by Contributee and Contributor.
     (b) The Agreed Value shall be decreased by an amount equal to the sum of the following amounts:
     (i) The amount of all proceeds received by Contributor, net of all applicable Taxes actually paid, attributable to the Assets for periods of time after the Effective Time, excluding, however, proceeds attributable to production prior to the Effective Time;
     (ii) An amount equal to the sum of any costs and expenses paid by Contributee that are attributable to the Assets for periods prior to the Effective Time;

     (iii) An amount equal to all ad valorem, property, and similar Taxes and assessments based upon or measured by the ownership of the Assets that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Time, which amounts shall be computed based upon such Taxes and assessments for the calendar year in which the Effective Time occurs; provided that if such Taxes have not been actually assessed for such calendar year as of the Closing Date, such amounts will be initially computed based on such Taxes and assessments for the preceding Tax year, and will be subsequently adjusted based upon the actual Taxes for the current calendar year once those amounts are assessed; and
     (iv) Any other amount agreed upon by Contributor and Contributee.
          2.4 Escrow Deposit. At Closing, the Escrow Deposit shall be deposited in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.
          2.5 Determination of Final Agreed Value; Post-Closing Adjustments; and Post-Closing Remittance Obligations.
     (a) Contributor shall, within one hundred twenty (120) days after the Closing Date, prepare and submit for Contributee’s review, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Agreed Value necessary to determine the Final Settlement Statement and showing the calculation of such adjustments (the “Final Agreed Value”). The Parties shall undertake to agree on the Final Settlement Statement and the Final Agreed Value no later than one hundred fifty (150) days after the Closing Date with respect to all of the Assets. If the Final Agreed Value is more than the Agreed Value, Contributee shall pay such difference to Contributor in additional Contributee Units within five (5) Business Days after the Parties have agreed upon the Final Settlement Statement, with no portion of said additional issuance of Contributee Units being subject to or becoming part of the Escrow Deposit. If the Final Agreed Value is less than the Agreed Value, Contributor shall, at Contributor’s sole election, either (i) pay the amount of such difference to Contributee by wire transfer in immediately available funds or (ii) forfeit to Contributee that number of Contributee Units held in the Escrow Deposit equal to the quotient of (A) the amount of the difference between the Final Agreed Value and the Agreed Value, divided by (B) the

Unit Price within five (5) Business Days after the Parties have agreed upon the Final Settlement Statement. If Contributor and Contributee cannot agree upon the Final Settlement Statement, Deloitte & Touche, LLP, or such other nationally recognized accounting firm as may be accepted by both Contributee and Contributor, shall act as an arbitrator and decide all points of disagreement with respect to the Final Settlement Statement, whose decisions shall be binding upon the parties. The costs and expenses of such accounting firm shall be borne fifty percent (50%) by Contributor and fifty percent (50%) by Contributee.
     (b) After the Final Settlement Statement and the Final Agreed Value have been computed and agreed upon (or settled by Deloitte & Touche pursuant to Section 2.5(a)), then any additional amounts which are received by either Contributor or Contributee on account of production with respect to the Assets after the Effective Time, or prior to the Effective Time, respectively, and which were not taken into account in calculation of the Final Settlement Statement and Final Agreed Value, shall be remitted within fifteen (15) Business Days by Contributor, or Contributee, respectively, to Contributee, or Contributor, respectively.
          2.6 Tax Treatment of Adjustments to Agreed Value and Payments. For Tax purposes, the parties agree to treat all payments made under Section 2.2 and Section 2.5 or under any indemnity provisions contained in this Agreement, or for breaches of representations, warranties, covenants or agreements, as adjustments to the consideration for the Assets.
          2.7 The Closing.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thompson & Knight LLP, 333 Clay Street, Suite 3300, Houston, Texas 77002, commencing on the earlier to occur of (i) July 31, 2007; (ii) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VIII; or (iii) such other date as permitted in this Agreement or as Contributee and Contributor may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).
     (b) At the Closing:
     (i) Contributor shall execute, acknowledge and deliver to Contributee, or its designee, a conveyance of the Assets (the “Conveyance”), in a form mutually agreed to by and between Contributor and Contributee which (A) contains a warranty of title by, through, and under Contributor but not otherwise, and (B) includes, to the extent transferable and permitted by law, the benefit of and the right to enforce the covenants, representations, and warranties, if any, that Contributor is entitled to enforce with respect to the Assets;
     (ii) If Contributee so requests, Contributor will execute and deliver to Contributee an affidavit or other certification that Contributor is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code (i.e., Contributor is not a non resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and regulations promulgated thereunder); and
     (iii) Contributor and Contributee shall each execute and deliver to the other such other certificates, instruments of conveyance and documents as may be reasonably requested by one or more of the Parties to carry out the intent and purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE ASSETS
     Contributor represents and warrants to Contributee as follows:
          3.1 Litigation. Contributor is not (a) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or, (b) a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, with respect to the Assets. To the Knowledge of Contributor, no action, suit, proceeding, hearing or investigation has been threatened against Contributor with respect to the Assets.
          3.2 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Contributor.
          3.3 Defect, Preferential Rights and Consents. None of the Assets (or any portion thereof) is subject to any Defect, Preferential Rights, Consents, or other restrictions on assignment; provided that no such representation is made on any leasehold related to the Assets.
          3.4 No Alienation. Within one hundred twenty (120) days of the date hereof, Contributor has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey, or transfer any right or title to, or interest in, the Assets.
          3.5 Information. To Contributor’s Knowledge, all of the information (written or oral) heretofore or hereafter furnished by Contributor with respect to the Assets is true and correct in all material respects, and, to Contributor’s Knowledge, does not omit any information that is necessary to prevent such information from being misleading in any material respect.
          3.6 Illegal Payments. Neither Contributor, nor any director, officer, employee, or agent of the Contributor has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of Contributor, which Contributor or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any applicable Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO CONTRIBUTOR
     Contributor represents and warrants to Contributee as follows:
          4.1 Organization of Contributor. Contributor is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Contributor is duly qualified to transact business and is in good standing in the State of Texas.
          4.2 Authorization; Enforceability. Contributor has full capacity, power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Contributor, and this Agreement constitutes a valid and binding obligation of Contributor, enforceable against Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          4.3 Taxes. With respect to Taxes, (a) there are no Liens on any of the Assets that arose in connection with any failure to pay any Tax (other than Permitted Liens), (b) Contributor is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations promulgated thereunder, and (c) ninety percent (90%) or more of the income projected to be generated by the Assets during calendar year 2007 is expected to be “qualifying income” within the meaning of Code Section 7704(d).
          4.4 Securities.
     (a) Contributor shall acquire, and continue to hold, the Contributee Units for Contributor’s own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except for transfers (i) in an offering covered by a registration statement declared effective by the SEC under the Securities Act, covering the Contributee Units or (ii) pursuant to an applicable exemption under the Securities Act.
     (b) Contributor is able to bear the economic risk of its investment in the Contributee Units, and has such knowledge and experience in financial and business matters that Contributor is capable of evaluating the merits and risks of an investment in the Contributee Units. Contributor is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act.
     (c) Contributor understands that the Contributee Units have not been registered pursuant to the Securities Act or any applicable state securities laws and as such shall be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations, the Contributee Units cannot be sold or otherwise disposed of without registration under the Securities Act (unless Contributee receives an opinion of Contributor’s counsel reasonably acceptable to Contributee that an exemption from such registration requirement exists with respect to any such proposed transfer by Contributor). Contributor acknowledges that the Contributee is not obligated to register the Contributee Units under the Securities Act. Contributor represents that Contributor is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     (d) Contributor understands that the certificates evidencing the Contributee Units shall bear a legend indicating the Contributee Units have not been registered under applicable federal and state securities laws and referring to the restrictions on transferability of the Contributee Units imposed by such laws. Contributor agrees that such legend may be placed on any certificate(s) issued in replacement or upon transfer of the Contributee Units and any transfer agent of the Contributee may be instructed to require compliance thereunder.
     (e) Contributor acknowledges that the Contributee has relied and shall rely on the foregoing matters with respect to the availability of an exemption from registration of the offering and sale of the Contributee Units under the Securities Act and applicable state securities laws.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO CONTRIBUTEE
     Contributee hereby represents and warrants to Contributor as follows:
          5.1 Organization. Contributee is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.
          5.2 Authorization; Enforceability. Contributee has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The Conflicts Committee of the Contributee GP has (i) determined that the transactions contemplated by this Agreement and the terms and conditions hereof are fair and reasonable to Contributee; (ii) provided all necessary approvals to the Board of Directors of the Contributee GP as required by the Amended and Restated Limited Partnership Agreement of Contributee dated October 27, 2006 and the Conflicts Committee Charter of the Contributee GP; and (iii) recommended to the Board of Directors of the Contributee GP that the transactions contemplated by this Agreement be approved and authorized. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Contributee and the Board of Directors of the Contributee GP, and no other limited partnership proceeding on the part of Contributee or the Contributee GP is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Contributee, and this Agreement constitutes a valid and binding obligation of Contributee, enforceable against Contributee in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          5.3 No Conflict; Consents. The execution and delivery of this Agreement by Contributee and the consummation of the transactions contemplated hereby by Contributee do not and shall not:
     (a) violate any Law applicable to Contributee or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;
     (b) violate any Organizational Document of Contributee; or
     (c) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person.
          5.4 Litigation. As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or threatened in writing against Contributee that would reasonably be expected to have a Material Adverse Effect on the ability of Contributee to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Contributee that would reasonably be expected to have a Material Adverse Effect on the ability of Contributee to perform its obligations under this Agreement.
          5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Contributor.
          5.6 Independent Investigation. Contributee and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Contributor. Except for the representations and warranties made by Contributor in this Agreement or in any certificate or written statement furnished or to be furnished to Contributee pursuant to this Agreement or in connection with the transactions contemplated hereby, the Contributee acknowledges that there are no representations or warranties, whether oral or written, express or implied, as to the condition (financial or otherwise), assets, liabilities, operations, business or prospects of each Contributor, as to the accuracy or completeness of information obtained by Contributee during its investigation of each Contributor, and in entering into and performing this Agreement, Contributee has relied and will rely solely upon its independent investigation of, and judgment with respect to, the Assets.

          5.7 SEC Filings. Contributee has heretofore filed all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws as required under applicable Law (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements (including but not limited to the Sarbanes-Oxley Act to the extent then in effect and applicable) of the Securities Act or the Exchange Act, as applicable, and other federal securities Laws as of the date thereof. The SEC Reports, when filed and as amended from time to time, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information furnished by Contributee to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act or other information that is treated by SEC regulations as not being “filed” for the purposes of the Exchange Act.
          5.8 Taxes. With respect to Taxes, (a) all Tax Returns required to be filed by the Contributee have (and as of the Closing Date will have) been timely filed (taking into account any extension of time to file granted or obtained) for all Taxable periods and such returns are correct in all material respects, except where any such failure to file would not have a Material Adverse Effect on the Contributee, (b) all Taxes due on such Tax Returns have been paid, will be timely paid prior to the Closing Date or are adequately reserved against in the Contributee’s financial statements, (c) there are no Liens on any of the Assets of the Contributee that arose in connection with any failure to pay any Tax (other than Permitted Liens), (d) there is no claim or adjustment with respect to Contributee pending by any Governmental Authority in connection with any Tax of Contributee for a period on or before the Effective Time, (e) no Tax Returns of Contributee are under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of Contributee (other than income Tax Returns) or the assessment or collection of any Tax, (g) to the Knowledge of the Contributee, no claim has been made by any Governmental Authority in a jurisdiction where the Contributee does not file a Tax Return that the Contributee is or may be subject to taxation in that jurisdiction, (h) the Contributee has complied with all applicable Laws relating to the payment and withholding of

Taxes, and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and (i) for each taxable year of the Contributee beginning with 2006, ninety percent (90%) or more of the Contributee’s gross income has been or is reasonably expected to be “qualifying income” within the meaning of Code Section 7704(d).
ARTICLE VI
COVENANTS
          6.1 Conduct of Business.
     (a) From the date of this Agreement through the Closing, Contributor shall operate its business in the ordinary course and, without limiting the generality or effect of the foregoing, Contributor will use its Reasonable Efforts to preserve intact its business and its relationships with customers, suppliers, and others having business relationships with Contributor, in each case in all material respects.
     (b) Without limiting the generality or effect of Section 6.1(a), prior to the Closing, no Contributor shall take any action to:
     (i) liquidate, dissolve, recapitalize or otherwise wind up its business;
     (ii) sell, assign, transfer, lease or otherwise dispose of any material non-current assets except pursuant to the terms of this Agreement;
     (iii) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business or in accordance with the terms of this Agreement); or
     (iv) agree, whether in writing or otherwise, to do any of the foregoing.
          6.2 Access. From the date hereof through the Closing, Contributor shall afford to Contributee and its authorized Representatives reasonable access, during normal business hours, and such hours outside of normal business hours as Contributee may reasonably request, and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, books, contracts, records and appropriate officers and employees of Contributor, and shall furnish such authorized Representatives with all operating data and other information concerning the affairs of Contributor as Contributee and such Representatives may reasonably request. Contributor shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Notwithstanding the foregoing, Contributee shall have no right of access to, and Contributor shall have no obligation to provide to Contributee, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to Contributor relating to such information or would cause Contributor to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law. Contributee and Contributor shall cooperate to ensure that the provision of access hereunder to Contributee and its authorized Representatives shall comply in all respects with the Federal Energy Regulatory Commission’s Standards of Conduct for Transmission Providers set forth in 18 C.F.R. Part 37, et al. CONTRIBUTEE RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR AND WITHOUT ANY LIMITATION WHATSOEVER ON THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE OR WRITTEN STATEMENT FURNISHED, OR TO BE FURNISHED TO CONTRIBUTEE PURSUANT TO THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, NO WARRANTY OF ANY KIND IS MADE BY CONTRIBUTOR AS TO THE INFORMATION SUPPLIED TO CONTRIBUTEE OR WITH RESPECT TO THE ASSETS AND INTERESTS TO WHICH THE INFORMATION RELATES, AND CONTRIBUTEE EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT. ALL SUCH INFORMATION OBTAINED BY CONTRIBUTEE OR CONTRIBUTEE’S AUTHORIZED REPRESENTATIVES SHALL BE MAINTAINED BY CONTRIBUTEE OR CONTRIBUTEE’S AUTHORIZED REPRESENTATIVES IN STRICT CONFIDENCE, AND SHALL BE USED BY CONTRIBUTEE SOLELY IN CONNECTION WITH ITS EVALUATION OF THE ASSETS AND INTERESTS, AND SHALL NOT BE DISCLOSED TO ANY OTHER PARTY, PRIOR TO CLOSING, WITHOUT CONTRIBUTOR’S PRIOR WRITTEN CONSENT. SUCH ACCESS, EXAMINATION AND INSPECTION SHALL BE AT CONTRIBUTEE’S SOLE RISK, COST AND EXPENSE AND

CONTRIBUTEE WAIVES AND RELEASES ALL CLAIMS AGAINST CONTRIBUTOR AND CONTRIBUTOR INDEMNIFIED PARTIES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED. CONTRIBUTEE SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS CONTRIBUTOR AND CONTRIBUTOR INDEMNIFIED PARTIES FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS FEES), OR LIENS OR ENCUMBRANCES FOR LABOR OR MATERIALS, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH MATTERS, EXCEPTING ANY SUCH MATTERS WHICH ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRIBUTOR OR CONTRIBUTOR INDEMNIFIED PARTIES. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
          6.3 Third Party Approvals. Contributee and Contributor shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Contributee, Contributor, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.
          6.4 Books and Records. From and after the Closing, Contributee shall preserve and keep a copy of all books and records relating to the business or operations of the Contributor on or before the Closing Date in Contributee’s possession for a period of at least five (5) years after the Closing Date. After such five (5) year period, before Contributee shall dispose of any such books and records, Contributee shall give Contributor at least ninety (90) days’ prior notice to such effect, and Contributor shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as Contributor may select. Contributee shall provide to Contributor, at no cost or expense to Contributor, full access to such books and records as remain in Contributee’s possession and full access to the properties and employees of Contributee and the Contributor in connection with matters relating to the business or operations of the Contributor on or before the Closing Date and any disputes relating to this

Agreement.
          6.5 Acquisition Proposals. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of the Contributor, or any Affiliate thereof shall, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposal (defined below) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Contributor to, any Person that is considering making or has made an Acquisition Proposal. The Contributor and their Affiliates shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such Person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to Contributor all confidential information heretofore furnished to such person by or on behalf of any of Contributor. If any of Contributor or any of their respective Affiliates shall hereafter receive any Acquisition Proposal, Contributor shall immediately communicate the terms of such proposal to Contributee. The term “Acquisition Proposal,” as used herein, means any offer or proposal for, or any indication of interest in, a merger, sale consolidation or other business combination involving the Contributor or the Assets or the acquisition of any equity interest in the Contributor, other than the transactions contemplated by this Agreement.
          6.6 Financial Statements. Contributor shall use commercially reasonable efforts to assist Contributee in preparing financial statements in such form and covering such periods as may be required by any applicable securities Laws to be filed with the SEC by Contributee as a result of the transactions contemplated by this Agreement and the acquisition of the Assets.
          6.7 Representation Letters. Contributor shall use its commercially reasonable efforts to cause the independent public accountants of the Contributor to provide any consent necessary to the filing of such financial statements with the Securities and Exchange Commission and to provide such customary representation letters as are necessary in connection therewith.

ARTICLE VII
TAX MATTERS
          7.1 Character and Treatment of Transaction.
     (a) Contribution Transaction. Contributee and Contributor agree to treat the contribution of the Assets pursuant to Section 2.1 and Section 2.2 as a contribution by Contributor to the Contributee in exchange for Contributee Units pursuant to Code Section 721(a) and the Regulations promulgated thereunder.
     (b) Valuations and Allocations. The parties shall agree to an allocation of the Agreed Value among the Assets prior to the Closing Date (the “Allocation”).
     (c) Allocation Consistency. Contributor and Contributee shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to, for purposes of future allocations under Code Section 704(c), in a manner consistent with the Allocation. If, contrary to the intent of the parties hereto as expressed in this Section 7.1(c), any Taxing authority makes or proposes an allocation different from the Allocation, Contributor and Contributee shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably be required to protect its (or their) interests.
          7.2 Post-Closing Tax Covenants. Contributee covenants that until the earlier of (i) two (2) years following the Closing Date or (ii) the date that all of the Contributee Units transferred pursuant to Section 2.2 have been sold in a transaction resulting in a basis adjustment under Code Section 743 for the benefit of the transferee, that Contributee and its Affiliates will not dispose of any of the Assets acquired by Contributee pursuant to Section 2.1 if any such disposition or series of dispositions would accelerate any “built-in gain” (as defined in Regulation 1.704-3(a)(3)(ii)) in any such Asset with respect to the Contributee Units transferred to the Contributor pursuant to Section 2.2; provided, however, that Contributee may sell or dispose of any such Assets provided Contributee indemnifies the applicable Contributor for any such accelerated built-in gain allocable to such Contributor. Any such indemnification payment (Y) shall equal an amount obtained by dividing the amount of Tax payable by the ultimate partners of the Contributor resulting from such accelerated built-in gain (X) by the fraction obtained by subtracting from 1 the percentage (expressed as a number) equal to the highest marginal Federal income tax rate applicable to individuals for the year such built-in gain is recognized (for example, if the highest such tax rate is 35%, the number would be .35) (here Z). Thus, the amount of such indemnification payment (Y) may be derived by the following formula:
Y = X/1 – Z
Any disputes regarding the amount of such indemnification payment shall be resolved as set forth in Section 7.4 below.
          7.3 Transfer Taxes. Contributor and Contributee shall be jointly responsible for state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.
          7.4 Disputes over Tax Provisions. If the Parties cannot agree, after good faith consultation, on the calculation of any Taxes that would result in a payment hereunder by one to the other or an adjustment of the Agreed Value, then each Party shall deliver simultaneously to BDO Seidman, LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the Parties, the accounting firm ultimately chosen being referred to herein as the “Accountants”) such work papers and other reports and information relating to the disputed matter(s) as the Accountants may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accountants. The Accountants shall have thirty (30) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Accountants’ determination of the prevailing Party in any such disputed matter) which determination shall be final and binding upon the Parties. Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne equally by the Parties.
          7.5 Limitations on Indemnity. Except with regard to the indemnity provided by Section 7.2 above, this ARTICLE VII shall be expressly subject to the limits on indemnity set forth in ARTICLE IX hereof.
ARTICLE VIII
CONDITIONS TO CLOSING
          8.1 Conditions to Obligations of Contributee. The obligation of Contributee to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Contributee:

     (a) Representations, Warranties and Covenants of Contributor. (i) Each of the representations and warranties of Contributor made in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects and, such representations and warranties shall be true and correct in all respects, (ii) Contributor shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Contributor on or before the Closing, and (iii) Contributor shall have delivered to Contributee a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.1(a) have been fulfilled;
     (b) Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Contributee to consummate the transactions contemplated by this Agreement have been obtained;
     (c) No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;
     (d) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Contributor incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;
     (e) No Material Adverse Change. Since the Effective Time, there shall not have been a material adverse change in the Assets;
     (f) Preliminary Settlement Statement. Contributee shall have received the Preliminary Settlement Statement, subject to the terms of Section 2.3;
     (g) Escrow Agreement. Contributor shall have executed and delivered an Escrow Agreement which shall operate in accordance with the terms thereof and in accordance with the terms described in Section 9.6;

     (h) Other Deliveries. Contributor shall have delivered such other certificates, instruments of conveyance and documents as may be reasonably requested by Contributee and agreed to by Contributor prior to the Closing Date to carry out the intent and purposes of this Agreement.
          8.2 Conditions to the Obligations of Contributor. The obligation of Contributor to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Contributor:
     (a) Representations, Warranties and Covenants of Contributee. (i) Each of the representations and warranties of Contributee made in this Agreement will be true and correct in all material respects in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects, (ii) Contributee shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Contributee on or before the Closing, and (iii) Contributee shall have delivered to Contributor a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.2(a) have been fulfilled;
     (b) Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Contributor to consummate the transactions contemplated by this Agreement have been obtained;
     (c) No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;
     (d) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Contributee incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending; and

     (e) Other Deliveries. Contributee shall have delivered such other certificates, instruments and documents as may be reasonably requested by Contributor and agreed to by Contributee prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE IX
INDEMNIFICATION
          9.1 Survival. The representations and warranties in this Agreement and all covenants contained in this Agreement shall survive the Closing until one (1) year after the Closing Date, except that (a) the representations and warranties in Section 4.1 (Organization of Contributor), Section 4.2 (Authorization; Enforceability), Section 5.1 (Organization of Contributee), Section 5.2 (Authorization; Enforceability) and the special warranty of title in the Conveyance shall survive indefinitely, and (b) certain covenants with a specified expiration date shall continue in effect as provided therein. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms hereof.
          9.2 Indemnification.
     (a) From and after the Closing and for the time period specified in Section 9.1, Contributor will indemnify, defend and hold harmless Contributee and its officers, members, directors, employees and Affiliates (the “Contributee Indemnified Parties”) against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) Contributee shall suffer (any Loss of Contributor after the Closing Date shall be deemed a Loss suffered by Contributee) as a result of, or arising out of, (i) any failure or breach of any representation or warranty made by Contributor pursuant to ARTICLE III or ARTICLE IV under this Agreement to be true and correct as of the date hereof and as of the Closing (as if made anew at and as of the Closing); (ii) the breach of any covenant or agreement made or to be performed by Contributor pursuant to this Agreement; (iii) the ownership or operation of the Assets prior to the Effective Time, not including any Assumed Liabilities.

Notwithstanding the foregoing, any claims arising under Section 9.2(a)(i) and Section 9.2(a)(iii) shall be recoverable exclusively against the Escrow Account, and, except for any claim pertaining to transfer Taxes under Section 7.3, shall be subject to such other limitations as set forth in Section 9.3 below.
     (b) From and after the Closing and for the time period specified in Section 9.1, Contributee will indemnify, defend and hold harmless Contributor and its officers, members, directors, employees and Affiliates (the “Contributor Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Contributee in this Agreement to be true and correct as of the Closing (as if made anew at and as of the Closing), (ii) the breach of any covenant or agreement made or to be performed by Contributee pursuant to this Agreement, and (iii) the Assumed Liabilities, the ownership of the Contributor, or the ownership or operation of Assets or the business of the Contributor, after the Effective Time.
     (c) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
          9.3 Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, in the event a Contributee Indemnified Party has a claim for indemnification under Section 9.2 hereof:
     (a) Neither a Contributee Indemnified Party nor a Contributor Indemnified Party will be entitled to indemnity under Section 9.2(a)(i), Section 9.2(a)(iii) or Section 9.2(b)(i) of this Agreement with respect to claims for Losses until the aggregate amount for all claims for Losses exceeds $750,000 (the “Aggregate Basket Amount”), and thereafter, the Contributee Indemnified Parties shall be entitled to indemnity for the aggregate amount of all individual claims for Losses in excess of the Aggregate Basket Amount.

     (b) In the event a Contributee Indemnified Party is entitled to indemnity under Section 9.2(a)(i) (for breach of representations and warranties which survive one (1) year or less after the Closing Date) and Section 9.2(a)(iii), any such claim may be satisfied solely and exclusively against the Escrow Deposit. Therefore, the maximum aggregate liability of Contributor under Section 9.2(a)(i) (for breach of representations and warranties which survive one (1) year or less after the Closing Date) and Section 9.2(a)(iii) of this Agreement shall not exceed the Escrow Deposit, and Contributee Indemnified Parties shall have no further right to indemnity thereunder at such time as all cash or Contributee Units have been disbursed from the Escrow Account. Under no circumstance shall a Contributee Indemnified Party be entitled to recover an indemnity claim arising under Section 9.2(a)(i) (for breach of representations and warranties which survive one (1) year or less after the Closing Date) and Section 9.2(a)(iii) of this Agreement directly against Contributor. In addition, in all circumstances, a Contributee Indemnified Party must first look to the Escrow Account with respect to an indemnity claim, including those arising under Section 9.2(a)(i) (for representations and warranties which survive longer than one (1) year after the Closing Date) and Section 9.2(a)(ii) of this Agreement, which are not limited to the Escrow Account. Contributee’s indemnification obligations under Section 9.2(b)(i) shall not exceed five percent (5%) of the Agreed Value.
     (c) The amount of any Losses subject to indemnification under this ARTICLE IX shall be reduced or reimbursed, as the case may be, by any third party insurance proceeds, third party recoveries less the costs expended for such recoveries. Each Party shall, and shall cause their respective Indemnified Parties to, use Reasonable Efforts to collect any amounts available under such insurance coverage and from such other third party alleged to have responsibility. If a Contributee Indemnified Party receives an amount under insurance coverage or from such third party with respect to Losses that were the subject of indemnification under Section 9.2 at any time subsequent to indemnification provided thereunder, then such Contributee Indemnified Party shall promptly reimburse Contributor.
          9.4 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
     (a) If any Person who or which is entitled to seek indemnification under Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”)

in respect of any matter that is subject to indemnification under Section 9.2, the Indemnified Party shall promptly (i) notify the Party obligated to the Indemnified Party pursuant to Section 9.2 above, (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
     (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an identifiable Loss under this ARTICLE IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.4(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually ultimately determined to be entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     (d) Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of twenty (20) days within which to object or accept in writing such Direct Claim. Any such objection is called a “Notice of Claim Dispute.” If the Indemnifying Party does not so respond within such twenty (20) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. Copies of each Notice of Claim Dispute shall be sent to Contributee and the Escrow Agent. If Contributee and Contributor fail to resolve any objection contained in such Notice of Claim Dispute within twenty (20) days after the date the Notice of Claim Dispute is delivered to Contributee, then, at the request of either

Party, they shall meet in an attempt to resolve an objection described in such Notice of Claim Dispute and reach a written agreement with respect to such objection (a “Claim Settlement Agreement”). If Contributor and Contributee enter into a Claim Settlement Agreement, the objections contained in such Notice of Claim Dispute shall be deemed to be as resolved therein. If they are unable to resolve the objection described in such Notice of Claim Dispute within twenty (20) days after delivery to the recipient of such Notice of Claim Dispute, then Contributor and Contributee shall submit the objections contained in such Notice of Claim Dispute to arbitration as described in Section 9.5.
          9.5 Notice of Claim Dispute. Any objection contained in a Notice of Claim Dispute not resolved in a Claim Settlement Agreement shall be resolved by submission to arbitration as follows: Contributor and Contributee shall select a single arbitrator from the American Arbitration Association (“AAA”) in Houston, Texas (an “Arbitrator”) (or, if they cannot agree upon a selection, Contributor and Contributee shall each select an Arbitrator, and the two Arbitrators so selected shall choose a third Arbitrator who has knowledge of the industry and business of the Contributor and who shall act as the Arbitrator to resolve the dispute). The Arbitrator shall resolve the objection contained in the Notice of Claim Dispute pursuant to the Commercial Arbitration Rules of the AAA as promptly as possible and a decision by the Arbitrator as to the resolution of such objection (the “Arbitrator’s Decision”) shall be (absent an agreement of the parties regarding an error that is manifest) conclusive and binding upon the parties for purposes of this Agreement. The Arbitrator’s Decision shall be (i) in writing and (ii) non-appealable and incontestable by Contributee and Contributor and each of their respective Affiliates and successors and not subject to collateral attack for any reason. The Arbitrator shall have the ability to allocate fees and costs payable to the AAA based on the Arbitrator’s assessment of the relative responsibility of the parties. In the absence of such an allocations, the fees and costs payable to the AAA shall be paid one-half by Contributee and one-half from the Escrow Deposit. Contributee shall pay its own counsel fees and other costs incurred in connection with any such dispute, and counsel fees and other costs incurred by Contributor in connection with any such dispute shall be paid from the Escrow Deposit.
          9.6 Escrow Account. At the Closing, the Parties shall enter into the Escrow Agreement. Whether included in such agreement, the Parties agree that the following provisions of this Section 9.6 shall control with respect to the Escrow Account:
     (a) The Contributee Units and any income or cash in the Escrow Account shall be transferred by the Escrow Agent as follows:

     (i) to Contributee, pursuant to a Claim Settlement Agreement delivered to the Escrow Agent;
     (ii) to Contributee, pursuant to joint written instructions from Contributors and Contributee to the Escrow Agent relating to the resolution of a Third Party Claim pursuant to Section 9.4;
     (iii) to Contributee, pursuant to any other joint written instruction from Contributors and Contributee to the Escrow Agent;
     (iv) to Contributee, pursuant to a decision by the Arbitrator regarding a Direct Claim sent to the Escrow Agent pursuant to Section 9.5;
     (v) to Contributors, on the first anniversary of the Closing Date, in an amount equal to the remainder of the Escrow Deposit less any amounts related to an asserted but pending or unpaid Direct Claim or Third Party Claim.
     (b) Contributors shall have the right to vote any Contributee Units which are held in the Escrow Account.
          9.7 No Special, Consequential or Punitive Damages. NOTWITHSTANDING ANYTHING HEREIN CONTAINED TO THE CONTRARY, NONE OF THE PARTIES TO THIS AGREEMENT SHALL HAVE ANY OBLIGATION WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES.
          9.8 Waiver of Other Representations. EXCEPT FOR AND WITHOUT ANY LIMITATION WHATSOEVER ON THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE OR WRITTEN STATEMENT FURNISHED, OR TO BE FURNISHED TO CONTRIBUTEE PURSUANT TO THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY: (A) CONTRIBUTOR, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF EACH COMPANY, ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO EACH COMPANY, AND ANY SUCH

OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED AND (B) CONTRIBUTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO CONTRIBUTEE IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO CONTRIBUTEE BY CONTRIBUTOR OR BY CONTRIBUTOR’S AGENTS OR REPRESENTATIVES (ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY CONTRIBUTOR OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO CONTRIBUTEE ARE PROVIDED TO CONTRIBUTEE AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST CONTRIBUTOR AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT CONTRIBUTEE’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW).
          9.9 Exclusive Remedy and Release. Except as otherwise provided herein, the indemnification and remedies set forth in this ARTICLE IX shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty contained in this Agreement; provided that nothing in this Section 9.9 shall prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this ARTICLE IX.
ARTICLE X
TERMINATION
          10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
     (a) by the mutual consent of Contributee and Contributor as evidenced in writing signed by each of Contributee and Contributor;

     (b) by Contributee, if there has been a material breach by Contributor of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Contributee at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Contributor within ten (10) Business Days after written notice thereof from Contributee;
     (c) by Contributor if there has been a material breach by Contributee of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Contributor at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Contributee within ten (10) Business Days after written notice thereof from Contributor;
     (d) by either Contributee or Contributor if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
     (e) by either Contributee or Contributor, if the transactions contemplated hereby have not been consummated by August 15, 2007, provided that neither Contributee nor Contributor will be entitled to terminate this Agreement pursuant to this Section 10.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.
          10.2 Effect of Termination. If this Agreement is terminated under Section 10.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) failure of such Party to have performed its material obligations under this Agreement or (b) any material misrepresentation made by such Party of any matter set forth in this Agreement. Nothing in this Section 10.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder.

ARTICLE XI
MISCELLANEOUS
          11.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
If to Contributee, to:
Eagle Rock Energy Partners, L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
Attention: Alfredo Garcia
Telephone : (281) 408-1204
Fax: (281) 408-1399
If to Contributor, to:
NGP Income Co-Investment Opportunities Fund II, L.P.
Attn: Tony Weber
125 E. John Carpenter Freeway
Suite 600
Irving, Texas 75062
Telephone: (972) 432-1400
Fax: (972) 432-1441
or to such other address or addresses as the Parties may from time to time designate in writing.
          11.2 Assignment. Except as provided below, no Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. The foregoing notwithstanding, Contributee shall be permitted to assign this Agreement to one or more Affiliates if it deems appropriate for Tax purposes; provided, however, that such assignment shall not release Contributee from its obligations under this Agreement.

          11.3 Rights of Third Parties. Except for the provisions of ARTICLE IX, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
          11.4 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
          11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
          11.6 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
          11.7 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.
          11.8 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Contributee and Contributor, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.
          11.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this

Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
          11.10 Governing Law; Jurisdiction.
     (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of Laws principles.
     (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.
     (c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.10(b).
     THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR

INTERPRET THE PROVISIONS OF THIS AGREEMENT.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

CONTRIBUTOR:

NGP INCOME CO-INVESTMENT
OPPORTUNITIES FUND II, L.P.

By:	NGP INCOME CO-INVESTMENT II
GP, LLC, its General Partner

By:

Name:

Title:

CONTRIBUTEE:

EAGLE ROCK ENERGY PARTNERS, L.P.
By: EAGLE ROCK ENERGY GP, L.P., its general partner
By: EAGLE ROCK ENERGY G&P, LLC, its general partner

By:

Name:

Title:

EXHIBIT A
REDMAN CONVEYANCE

EXHIBIT B
ESCROW AGREEMENT